        MML II – N-SAR Exhibits

For Period Ending 6/30/07
File No. 811-21714

Item 77O.  Transactions Effected Pursuant to Rule 10f-3

MML Small Cap Equity Fund (Series 5)

On February 7, 2007, Registrant purchased 1,780 shares issued by Accuray Inc. at a price of $18.00 per share, amounting to a $32,040 aggregate purchase price.  Jefferies & Company, an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  UBS Investment Bank, JP Morgan and Piper Jaffray were the brokers from whom the Fund purchased the shares.

On March 7, 2007, Registrant purchased 1,370 shares issued by Clearwire Corp. A. at a price of $25.00 per share, amounting to a $34,250 purchase price.  Jefferies & Company, an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  Merrill Lynch, Morgan Stanley, JP Morgan and Stifel Nicolaus were the brokers from whom the Fund purchased the shares.

On May 16, 2007, Registrant purchased 775 shares issued by CAI International Inc. at a price of $15.00 per share, amounting to an $11,625 purchase price.  Jefferies & Company, an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  Piper Jaffray and William Blair & Company were the brokers from whom the Fund purchased the shares.

On June 7, 2007, Registrant purchased 200 shares issued by Limelight Networks Inc. at a price of $15.00 per share, amounting to a $3,000 purchase price.  Jefferies & Company, an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  Goldman Sachs & Company, Piper Jaffray, Morgan Stanley and Friedman Billings Ramsey were the brokers from whom the Fund purchased the shares.

On June 27, 2007, Registrant purchased 450 shares issued by Pros Holdings Inc. at a price of $11.00 per share, amounting to a $4,950 purchase price.  Jefferies & Company, an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  JP Morgan, Deutsche Bank Securities and Thomas Weisel Partners LLC were the brokers from whom the Fund purchased the shares.